Exhibit 16.1

Letterhead of S. W. Hatfield, CPA

October 17, 2007

U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-2001

Gentlemen:

On October 17, 2007, this Firm received a draft copy of an amended Item 4.01 to be included in a Current Report on Form 8-K/A to be filed by Jade Mountain Corporation (Company) (SEC File #0-52549, CIK #1394220) reporting a Change in Registrant’s Certifying Accountant.

We have no disagreements with the amended statements made in the draft Form 8-K/A, Item 4.01 disclosures provided to us.

Yours truly,

/s/ S. W. Hatfield, CPA

S. W. Hatfield, CPA
Dallas, Texas